Exhibit 99.1

News Release

For information contact:

Lisa Schultz

Chief Communications and Human Capital Officer

CNL Financial Group

(407) 650-1223

CNL LIFESTYLE PROPERTIES ANNOUNCES THIRD QUARTER RESULTS

(ORLANDO, Fla.) November 15, 2011 — CNL Lifestyle Properties, Inc., (the “Company”) a non-traded real estate investment trust (REIT) today announced its operating results for the third quarter ended September 30, 2011. As of November 15, the Company owns a portfolio of 169 lifestyle properties, 89 of which are wholly-owned and run by operators under long-term, triple-net leases with a weighted average lease rate of 8.6 percent, 29 of which are managed by independent operators, one which is held for development and 50 of which are owned through joint venture arrangements. Of its joint venture investments, 14 are leased and 36 are managed by independent operators. Diversification by asset class is 23.5 percent senior living, 21 percent ski, 18.7 percent golf, 14 percent attractions, 5.8 percent marinas and 17 percent in additional lifestyle properties, including lodging.

“Our portfolio of lifestyle assets performed well during the third quarter,” said Stephen H. Mauldin, president and chief operating officer of CNL Lifestyle Properties. “Our revenues have increased and we have substantially reduced our losses for the third quarter as compared with the same period a year ago. At the same time we have continued to invest and have grown our portfolio, particularly in the senior housing sector, with new acquisitions.”

Financial Highlights

The following table presents selected comparable financial data through September 30, 2011 (in millions except ratios and per share data):

	Quarter ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Total revenues	$155.1	$80.3	$344.8	$235.4
Total expenses	140.4	141.0	336.5	275.8
Net loss	(1.2)	(69.8)	(37.6)	(67.5)
Loss per share	—	(0.26)	(0.13)	(0.26)
FFO	51.3	(8.3)	86.4	62.9
FFO per share	0.17	(0.03)	0.29	0.24
MFFO	54.3	32.3	93.5	98.9
MFFO per share	0.18	0.12	0.31	0.38
Adjusted EBITDA	68.5	37.7	122.5	115.8
Cash flow from operating activities			92.9	97.5

As of September 30, 2011:
Total assets	$2,987.4
Total debt	928.3
Leverage ratio	31.1%

See detailed financial information and full reconciliation of FFO and MFFO, which are non-GAAP measures, below.

— Page 1 of 12 —

Page 2 /CNL Lifestyle Properties Announces Third Quarter Results

Total revenues increased $74.8 million or 93.3 percent for the quarter ended September 30, 2011 and increased $109.4 million or 46.5 percent for the nine months ended September 30, 2011. Total expenses were flat for the quarter ended September 30, 2011 compared to the comparable period in 2010 and increased $60.7 million or 22 percent for the nine months ended September 30, 2011. Net loss was $1.2 million and $37.6 million for the quarter and nine months ended September 30, 2011 as compared to net loss of $69.8 million and $67.5 million for the comparable periods in 2010. FFO and MFFO per share were $0.29 and $0.31 for the nine months ended September 30, 2011 as compared to $0.24 and $0.38 for the nine months ended September 30, 2010.

The increases in revenues and expenses for the nine months ended September 30, 2011 are primarily attributable to the conversion of certain of our attractions properties from leased to managed properties, where we now record property-level gross revenues and property-level operating expenses rather than straight-line rents as was the case in 2010. In addition, there was an increase in revenues related to improvement in the operating results from our Omni Mt. Washington property and our two Great Wolf water park resorts.

One of our operators, “EAGLE”, which operates 43 of our golf facilities, continues to have ongoing challenges due to the general economic environment. In anticipation of a lease restructure and the sale of certain of our golf properties, we recorded an impairment provision of $16.7 million and loss on lease termination of $5.2 million during the third quarter of 2011, primarily related to certain golf facilities. For the comparable period in 2010, we recorded an impairment provision of $26.9 million related to four properties, loss on lease terminations of $40.1 million related to 18 attractions properties that were transitioned to new managers and a loan loss provision of $5.1 million related to mortgage receivables that were deemed uncollectible.

The increase in FFO of $0.05 per share to $0.29 per share from $0.24 per share for the nine months of 2011 compared to the nine months of 2010 was primarily a result of reductions in loss on lease termination and loan loss provision, offset in part by a reduction in property-level revenues net of property-level expenses resulting from the transition of the attractions properties to new operators. During the initial year of our transitioning certain properties from leased to managed structures, property net operating income for the nine months ended September 30, 2011 was approximately $4.3 million less than rental income received during the same period in 2010 due to non-recurring management transition costs and an increase in repairs and maintenance spending to address identified deferred maintenance needs and create enhanced guest experiences. Additionally, we experienced higher interest expense as a result of the issuance of our unsecured notes in 2011. The decrease in MFFO of $0.07 per share to $0.31 per share from $0.38 per share for the nine months of 2011 compared to the nine months of 2010 was primarily a result of higher interest expense as a result of the issuance of our unsecured notes in 2011, discussed above. During 2011, we have continued to experience dilution from uninvested bond proceeds. As of September 30, 2011, we had approximately $313 million in cash. We currently expect to add approximately $300 million in assets to the portfolio during the fourth quarter of 2011 and the first quarter of 2012, which we believe will improve our results of operations and cash flows.

“As an enterprise, we are very much encouraged by our robust pipeline of investment opportunities, which are targeted in certain focused asset classes that we continue to believe are compelling,” said Mauldin. “We look forward to deploying our capital in a thoughtful manner between now and early 2012.”

“I am very pleased with the operating results our new attractions operators achieved during their first season,” said Joseph T. Johnson, senior vice president and chief financial officer of CNL Lifestyle Properties. “And I expect these properties to perform even better during the 2012 season, when our operators have the benefit of a full off-season to prepare their marketing and operational plans.”

Page 3 /CNL Lifestyle Properties Announces Third Quarter Results

Portfolio Performance

Overall property-level revenues and EBITDA increased by 6.4 percent and 0.1 percent for the quarter ended September 30, 2011 versus 2010 and increased 6.5 percent and 3.6 percent, respectively for the nine-month period. The EBITDA rent coverage for our 89 wholly-owned leased properties by asset class calculated on a trailing 12-month basis as of September 30, 2011 was 1.36x. The following table summarizes property performance for the quarter and nine months ended September 30, 2011 (in millions except coverage ratio):

	Quarter Ended
	September 30,						TTM
	2011		2010		Increase/ (Decrease)		Rent
	Revenue	EBITDA	Revenue	EBITDA	Revenue	EBITDA	Coverage*
Ski and mountain lifestyle	$33.4	$(10.2)	$31.9	$(8.8)	4.7%	15.9%	1.53
Golf	43.9	6.6	42.8	6.7	2.6%	-1.5%	1.01
Attractions	95.9	45.9	91.7	44.9	4.6%	2.2%	1.57
Senior living	39.5	11.1	35.4	11.3	11.6%	-1.8%	NA
Marinas	12.1	4.9	12.0	5.6	0.8%	-12.5%	1.17
Additional lifestyle properties	47.3	14.2	41.9	12.7	12.9%	11.8%	1.31

Total	$272.1	$72.5	$255.7	$72.4	6.4%	0.1%	1.36

	Nine months ended
	September 30,
	2011		2010		Increase/ (Decrease)
	Revenue	EBITDA	Revenue	EBITDA	Revenue	EBITDA
Ski and mountain lifestyle	$289.4	$84.2	$276.9	$83.0	4.5%	1.4%
Golf	125.3	23.2	124.7	25.4	0.5%	-8.7%
Attractions	159.3	48.2	150.9	47.3	5.6%	1.9%
Senior living	118.0	34.9	103.4	31.9	14.1%	9.4%
Marinas	26.9	10.3	27.1	11.1	-0.7%	-7.2%
Additional lifestyle properties	137.9	39.6	121.6	33.4	13.4%	18.6%

Total	$856.8	$240.4	$804.6	$232.1	6.5%	3.6%

*	As of September 30, 2011 on trailing 12-month (TTM) basis for properties subject to lease calculated as property level EBITDA before recurring capital expenditures divided by rent.

The overall improvement in our property-level performance is attributable to solid performance in our ski and attraction properties and an improvement in certain of our additional lifestyle properties, where we have seen certain properties that faced challenges in the past, including our Omni Mt. Washington Resort and our two Great Wolf water park resorts. Those assets in particular continue to experience marked improvements. Our senior living properties are performing well; however, for the quarter ended September 30, 2011, these properties recorded certain one-time charges, primarily related to insurance and repairs and maintenance expenses, which are not indicative of the future performance of these properties. Our golf properties continue to be challenged, much like the entire golf industry, due to a weak economy and the reduction of golf rounds played; however, we are confident that the majority of these properties remain attractive long-term investments. Our marinas properties have also continued to underperform, as boat usage, slip rental and new boat sales remain low.

We continue to focus on the active management and optimization of our portfolio to maximize growth in rents and property operating income. To that end, as we seek to maximize the total value of our portfolio in connection with our evaluation of various strategic opportunities in preparation for a future listing or other liquidity events, we anticipate the sale of certain assets that we believe are not central to our long-term strategy. We may also continue to reposition certain assets by making strategic operator changes for properties that we believe will benefit from a new management, based on specific expertise or geographic coverage that particular operators possess.

Page 4 /CNL Lifestyle Properties Announces Third Quarter Results

Acquisitions

During the quarter ended September 30, 2011, we acquired the following real estate investment properties (in thousands):

Property/Description	Location	Date of Acquisition	Purchase Price
Amenities and land adjacent to The Omni Mount Washington Resort	New Hampshire	8/12/2011	$10,500
One golf facility, resort amenities, and development land

Culpepper Place at Branson Meadows	Missouri	8/31/2011	9,850
One senior living facility

Culpepper Place at Chesterfield Village	Missouri	8/31/2011	12,200
One senior living facility

Culpepper Place of Nevada	Missouri	8/31/2011	425
One senior living facility

Culpepper of Springdale	Arkansas	8/31/2011	8,850
One senior living facility

Culpepper Place of Springfield	Missouri	8/31/2011	7,725
One senior living facility

Culpepper Place of Jonesboro	Arkansas	8/31/2011	7,950
One senior living facility

Town Center Village	Portland	8/31/2011	40,967
One senior living facility

Total			$98,467

On August 2, 2011, we invested approximately $19 million in a second joint venture with Sunrise Senior Living, Inc. (“Sunrise”) for a 70 percent interest in six senior living properties valued at approximately $131 million with debt of approximately $104.5 million. On October 12, 2011, we invested approximately $36 million in a third joint venture with Sunrise for a 68 percent interest in seven senior living properties valued at approximately $170 million and debt of $120 million. Sunrise will continue to manage these properties along with the 29 other senior living properties acquired in a joint venture earlier in the year.

Distributions

For the nine months ended September 30, 2011, CNL Lifestyle Properties declared and paid distributions of approximately $140.3 million. The board of directors declared distributions of $0.0521 per share to stockholders of record at the close of business on October 1, 2011 and November 1, 2011. On an annualized basis, this distribution represents an annual percentage rate of 6.25 percent. These distributions are to be paid by December 2011.

Page 5 /CNL Lifestyle Properties Announces Third Quarter Results

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands except per share data)

	September 30,	December 31,
	2011	2010
ASSETS

Real estate investment properties, net (including $213,818 and $216,574 related to consolidated variable interest entities, respectively)	$2,037,211	$2,025,522
Cash	312,822	200,517
Investments in unconsolidated entities	287,367	140,372
Mortgages and other notes receivable, net	122,003	116,427
Deferred rent and lease incentives	87,781	80,948
Other assets	64,576	49,719
Intangibles, net	28,840	25,929
Restricted cash	26,483	19,912
Accounts and other receivables, net	20,339	14,580

Total Assets	$2,987,422	$2,673,926

LIABILITIES AND STOCKHOLDERS’ EQUITY

Mortgages and other notes payable (including $85,441 and $86,408 non-recourse debt of consolidated variable interest entities, respectively)	$531,162	$603,144
Unsecured senior notes, net of discount	397,133	—
Line of credit	—	58,000
Other liabilities	48,562	35,555
Accounts payable and accrued expenses	37,767	24,433
Security deposits	15,375	16,140
Due to affiliates	1,278	5,614

Total Liabilities	1,031,277	742,886

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value per share
200 million shares authorized and unissued	—	—
Excess shares, $.01 par value per share
120 million shares authorized and unissued	—	—
Common stock, $.01 par value per share
One billion shares authorized; 326,665 and 301,299 shares issued and 307,761 and 284,687 shares outstanding as of September 30, 2011 and December 31, 2010, respectively	3,078	2,847
Capital in excess of par value	2,730,648	2,523,405
Accumulated deficit	(41,365)	(3,763)
Accumulated distributions	(726,156)	(585,812)
Accumulated other comprehensive loss	(10,060)	(5,637)

Total Stockholders Equity	1,956,145	1,931,040

Total Liabilities and Stockholders’ Equity	$2,987,422	$2,673,926

Page 6 /CNL Lifestyle Properties Announces Third Quarter Results

CNL LIFESTYLE PROPERTIES, INC.

AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues:
Rental income from operating leases	$40,741	$52,471	$130,420	$159,135
Property operating revenues	111,111	24,120	204,570	65,537
Interest income on mortgages and other notes receivable	3,244	3,663	9,764	10,713

Total revenues	155,096	80,254	344,754	235,385

Expenses:
Property operating expenses	66,265	19,549	160,245	56,908
Asset management fees to advisor	7,985	6,744	23,296	19,933
General and administrative	4,686	3,312	11,695	10,085
Ground lease and permit fees	3,108	2,830	10,611	9,124
Acquisition fees and costs	2,766	3,166	9,677	9,117
Other operating expenses	2,614	1,097	5,242	3,142
Bad debt expense	451	367	1,057	367
Loan loss provision	—	5,094	—	5,094
Loss on lease termination	5,181	40,097	6,641	40,097
Impairment provision	16,691	26,880	16,691	26,880
Depreciation and amortization	30,666	31,904	91,365	95,095

Total expenses	140,413	141,040	336,520	275,842

Operating income (loss)	14,683	(60,786)	8,234	(40,457)

Other income (expense):
Interest and other income (expense)	(390)	393	(1,307)	535
Interest expense and loan cost amortization	(16,458)	(12,208)	(43,750)	(36,124)
Equity in earnings (loss) of unconsolidated entities	926	2,811	(779)	8,513

Total other expense	(15,922)	(9,004)	(45,836)	(27,076)

Net loss	$(1,239)	$(69,790)	$(37,602)	$(67,533)

Loss per share of common stock (basic and diluted)	$(0.00)	$(0.26)	$(0.13)	$(0.26)

Weighted average number of shares of common stock outstanding (basic and diluted)	306,344	267,353	300,387	258,532

Page 7 /CNL Lifestyle Properties Announces Third Quarter Results

Non-GAAP Supplemental Financial Measures

We compute our financial results in accordance with generally accepted accounting principles (GAAP). Although Funds from Operations (FFO), Modified Funds from Operations (MFFO) and Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA) are non-GAAP financial measures, we believe FFO, MFFO, and Adjusted EBITDA calculations are helpful to stockholders and potential investors and are widely recognized measures of real estate investment trust (REIT) performance. Pursuant to the requirements of Regulation G, we have provided reconciliations to these non-GAAP measures to the most directly comparable GAAP measures.

We calculate and report FFO, in accordance with the definitional and interpretive guidelines established by the National Association of Real Estate Investment Trusts (NAREIT). NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, and asset impairment write-downs, plus depreciation and amortization, and after similar adjustments for unconsolidated partnerships and joint ventures. Our FFO calculation complies with NAREIT’s policy described above. We believe that FFO, together with the GAAP measure of net income (loss), provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specific non-cash items, such as depreciation and amortization and asset impairment write-downs.

We calculate and report MFFO in accordance with the Investment Program Association’s (IPA) Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, (the “Practice Guideline”), issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income or loss: acquisition fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income (loss); nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting; and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. We believe that MFFO is useful to investors in evaluating our performance because the exclusion of certain recurring and nonrecurring items described above provides useful supplemental information regarding our ongoing performance, and that MFFO, when combined with the primary GAAP measure of income (loss), is beneficial to a complete understanding of our operating performance.

Presentation of this information is intended to provide useful information to investors as they compare the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and MFFO the same way, so comparisons with other REITs may not be meaningful. FFO and MFFO are not necessarily indicative of cash flow available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations or as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. Stockholders and investors should not rely on FFO and MFFO as a substitute for any GAAP measure. MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value and there is no net asset value determination during the offering stage and for a period thereafter. MFFO is useful in assisting management and investors in assessing the sustainability of operating performance in future operating periods, and in particular, after the offering and acquisition stages are complete and net asset value is disclosed. FFO and MFFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO and MFFO.

Page 8 /CNL Lifestyle Properties Announces Third Quarter Results

We define Adjusted EBITDA as net income (loss), less discontinued operations and other income, plus (i) interest expense, net, and loan cost amortization and (ii) depreciation and amortization, as further adjusted to eliminate the impact of equity in earnings (loss) of our unconsolidated entities, straight-line adjustments for leased properties and mortgages and other notes receivables, cash distributions from our unconsolidated entities and certain other non-recurring items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

For additional information, please refer to our discussion of FFO, MFFO and Adjusted EBITDA included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Quarterly Report on Form 10-Q for the period ended September 30, 2011, filed with the Securities and Exchange Commission on November 14, 2011.

Page 9 /CNL Lifestyle Properties Announces Third Quarter Results

(continued)

Funds from Operations and Modified Funds from Operations

	Quarter Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net loss	$(1,239)	$(69,790)	$(37,602)	$(67,533)
Adjustments:
Depreciation and amortization	30,666	31,904	91,365	95,095
Impairment of real estate assets (1)	16,691	26,880	16,691	26,880
Net effect of FFO adjustment from unconsolidated entities (2)	5,149	2,727	15,934	8,412

Total funds from operations	51,267	(8,279)	86,388	62,854

Acquisition fees and expenses (3)	2,766	3,166	9,677	9,117
Straight-line adjustments for leases and notes receivable (4)	(5,941)	(8,626)	(17,456)	(20,141)
Amortization of above/below market intangible assets and liabilities (5)	(3)	196	(1)	573
Loss from extinguishment of debt	—	—	1,453	—
Write-off of lease related investments (6)	5,355	40,475	6,040	40,475
Loan loss provision	—	5,094	—	5,094
Accretion of discounts/amortization of premiums for debt investments	293	412	722	1,375
MFFO adjustment from unconsolidated entities
Acquisition fees and expenses	515	—	3,765	—
Straight-line adjustments for leases and notes receivable	59	(149)	44	(399)
Prepayment penalty fees	—	—	2,266	—
Interest expense on old loan	—	—	603	—
Amortization of above/below market intangible assets and liabilities	(12)	(18)	(50)	(56)

Modified funds from operations	$54,299	$32,271	$93,451	$98,892

Weighted average number of shares of common stock outstanding (basic and diluted)	306,344	267,353	300,387	258,532

FFO per share (basic and diluted)	$0.17	$(0.03)	$0.29	$0.24

MFFO per share (basic and diluted)	$0.18	$0.12	$0.31	$0.38

FOOTNOTES:

(1)	While impairment charges are excluded from the calculation of FFO, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges.
(2)	This amount represents our share of the FFO adjustments allowable under the NAREIT definition (primarily depreciation) multiplied by the percentage of income or loss recognized under the HLBV method.
(3)	In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-listed REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income (loss) from continuing operations, both of which are performance measures under GAAP. All paid and accrued acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.

Page 10 /CNL Lifestyle Properties Announces Third Quarter Results

(4)	Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.
(5)	Management believes that adjusting for mark-to-market adjustments is appropriate because they are non-recurring items that may not be reflective of on-going operations and reflect unrealized impacts on value based only on then current market conditions, although they may be based upon current operational issues related to an individual property or industry or general market conditions. The need to reflect mark-to-market adjustments is a continuous process and is analyzed on a quarterly and/or annual basis in accordance with GAAP.
(6)	Management believes that adjusting for write-offs of lease related assets is appropriate because they are non-recurring non-cash adjustments that may not be reflective of our ongoing operating performance.

Total FFO and FFO per share were approximately $51.3 million and $86.4 million or $0.17 and $0.29 for the quarter and nine months ended September 30, 2011, respectively. Comparatively, FFO and FFO per share was approximately $(8.3) million and $62.9 million or $(0.03) and $0.24 for the quarter and nine months ended September 30, 2010, respectively. The change in FFO and FFO per share for the quarter and nine months ended September 30, 2011 was primarily attributable to: (i) a reduction in loan loss provision and loss on lease terminations of approximately $40 million and $38.6 million for the quarter and nine months ended September 30, 2011, respectively; (ii) an increase during the quarter and a reduction during the nine months in property-related income from the 17 attraction properties and one additional lifestyle property that were converted from leased structures to managed structures subsequent to September 30, 2011 whereby rental income of approximately $14.1 million was replaced with higher property net operating income of approximately $39.6 million for the quarter and rental income of approximately $36.9 million was replaced with lower property net operating income of approximately $32.6 million for the nine months ended September 30, 2011, respectively; and (iii) an increase in interest expense and loan cost amortization as a result of the issuance of the unsecured senior notes during the first quarter of 2011 of approximately $4.3 million and $7.6 million for the quarter and nine months ended September 30, 2011, respectively.

Total MFFO and MFFO per share were approximately $54.3 million and $93.5 million or $0.18 and $0.31 for the quarter and nine months ended September 30, 2011, respectively. Comparatively, MFFO and MFFO per share were approximately $32.3 million and $98.9 million or $0.12 and $0.38 for the quarter and nine months ended September 30, 2010, respectively. The decrease in MFFO and MFFO per share for the nine months ended September 30, 2011 was principally due to an increase in interest expense of $7.6 million, as discussed above. The increase in MFFO and MFFO per share for the quarter months ended September 30, 2011 was principally due to the replacement of rental income, excluding straight-line rent adjustments, of approximately $12.2 million with higher property net operating income of approximately $39.6 million as a result of the transitioned properties and offset by an increase in interest expense of $4.3 million, each as discussed above.

Page 11 /CNL Lifestyle Properties Announces Third Quarter Results

Set forth below is a reconciliation of Adjusted EBITDA to net loss (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Net loss	$(1,239)	$(69,790)	$(37,602)	$(67,533)
Interest and other (income) expense	390	(393)	1,307	(535)
Interest expense and loan cost amortization	16,458	12,208	43,750	36,124
Equity in (earnings) loss of unconsolidated entities (1)	(926)	(2,811)	779	(8,513)
Depreciation and amortization	30,666	31,904	91,365	95,095
Loan loss provision	—	5,094	—	5,094
Loss on lease terminations	5,181	40,097	6,641	40,097
Impairment provision	16,691	26,880	16,691	26,880
Straight-line adjustments for leases and notes receivable (2)	(5,941)	(8,626)	(17,456)	(20,141)
Cash distributions from unconsolidated entities (1)	7,205	3,142	17,054	9,208

Adjusted EBITDA	$68,485	$37,705	$122,529	$115,776

FOOTNOTES:

(1)	Investments in our unconsolidated joint ventures are accounted for under the HLBV method of accounting. Under this method, we recognize income or loss based on the change in liquidating proceeds we would receive from a hypothetical liquidation of our investments based on depreciated book value. We adjust EBITDA for equity in earnings (loss) of our unconsolidated entities because we believe this is not reflective of the joint ventures’ operating performance or cash flows available for distributions to us. We believe cash distributions from our unconsolidated entities, exclusive of any financing transactions, are reflective of their operating performance and its impact to us and have been added back to adjusted EBITDA above.
(2)	We believe that adjusting for straight-line adjustments for leased properties and mortgages and other notes receivable is appropriate because they are non-recurring non-cash adjustments that may not be reflective of our on-going operating performance.

Adjusted EBITDA increased to $68.5 million from approximately $37.7 million and $122.5 million from $115.8 million for the quarter and nine months ended September 30, 2011 and 2010, respectively. The increase for the nine months ended September 30, 2011 was primarily attributable to an increase in cash distributions of $7.8 million (primarily from the initial Sunrise joint venture). The increase for the quarter ended September 30, 2011 was primarily attributable to an increase in cash distributions of $4.1 million (primarily from the initial Sunrise joint venture) and the replacement of rental income, excluding straight-line rent adjustments, with property operating income for the transitioned properties discussed above.

About CNL Lifestyle Properties, Inc.

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 169 properties in the United States and Canada in the lifestyle sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas, senior living and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

Page 12 /CNL Lifestyle Properties Announces Third Quarter Results

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $25 billion in assets. CNL is headquartered in Orlando, Florida. For more information, visit www.CNL.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding CNL Lifestyle Properties’ future financial position, business strategy, projected levels of growth, projected success of its tenants, projected costs and projected financing needs and the ability to sell or reposition assets are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of the CNL Lifestyle Properties’ management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, competition in the company markets, equity raise and the ability to obtain financing for transactions, the impact of the current credit crisis and economic recession, the effect of reduced consumer spending, our tenants’ abilities to attract a significant number of guests from their target markets, the company’s abilities to manage growth, potential accidents or injuries at properties, the possibility of future regulatory changes or intervention, our tenants’ abilities to achieve or sustain profitability, downturns in their industry segments and extreme weather conditions, increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the company’s insurance coverage, and the company’s ability to protect its intellectual property and the value of its brands.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to CNL Lifestyle Properties or persons acting on its behalf are qualified in their entirety by these cautionary statements.

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